SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC 20549

                            FORM 12b-25

                    Notification of Late Filing

                  Commission File Number: 0-28184
                             -------
(Check one)

[ ]  Form 10-K and Form 10-KSB
[ ]  Form 11-K
[ ]  Form 20-F
[X]  Form 10-Q and Form 10-QSB
[ ]  Form N-SAR

     For the period ended September 30, 2000

[ ]  Transition Report on Form 10-K and Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q and Form 10-QSB
[ ]  Transition Report on Form N-SAR

     For the transition period ended
                                      -------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates:

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                               PART I
                        REGISTRANT INFORMATION


Full name of registrant:      Brandmakers, Inc.
                              -----------------------------------

Former name if applicable:
                              -----------------------------------

Address of principal
executive office:             1325C Capital Circle
                              -----------------------------------

City, State and Zip Code:     Lawrenceville  GA  30043
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                              PART II

                       RULE 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box.)


         [X] (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;


         [X] (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10- KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                             PART III

                             NARRATIVE


         State below in reasonable detail the reasons why
Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the
transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


         The Registrant's quarterly report on Form 10-QSB could not be filed within the prescribed time period because the financial statements required to be prepared by the Registrant's internal accountant were not completed and made available to the Registrant in time for the quarterly report to be filed in a timely manner.




                             PART IV

                        OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

           Joy Williams         (770)           338-1958
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              (Name)        (Area Code)   (Telephone Number)

         (2)  Have all other periodic reports required under
Section 13 or 15(d) of the Securities Exchange Act of 1934 or
Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                    [X]  YES  [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ]  YES  [X]  No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



Exhibits
---------

None



                         Brandmakers, Inc.
               ----------------------------------
           (Name of Registrant as Specified in Charter

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    November 15, 2000     By /s/ Geoff Williams
                              ------------------------
                                     Geoff Williams
                                     Chief Executive Officer